Exhibit 99.1

FOR IMMEDIATE RELEASE Investors and Media: Julie Dewey, IRC Nevro Corp. Chief Corp Communications & Investor Relations Officer 650-433-3247 | julie.dewey@nevro.com

Nevro Reports First Quarter 2022 Financial Results, Provides Second Quarter 2022 Guidance and Reiterates Full-Year 2022 Guidance

REDWOOD CITY, California, May 4, 2022 – Nevro Corp. (NYSE: NVRO), delivering comprehensive, life-changing solutions for the treatment of chronic pain, today reported its financial results for the first quarter ended March 31, 2022, provided guidance for the second quarter of 2022 and reiterated its full-year 2022 revenue guidance.

Recent Business Highlights and Guidance

•	First Quarter 2022 Worldwide Revenue of $87.8 Million; Decrease of 1% Compared to Prior Year and Increase of 7% over First Quarter of 2019
•

First Quarter 2022 U.S. Trial Procedures Increased 10% Compared to Prior Year and Increased 13% Compared to First Quarter of 2019, while U.S. PDN trial procedures grew to 11% of total U.S. trials in the quarter and grew sequentially 47% over prior quarter

•	Painful Diabetic Neuropathy (PDN) Represented 7% of Worldwide Permanent Implant Procedures, Which Resulted in Approximately $6.0 Million in Revenue in First Quarter 2022
•	First Quarter 2022 Net Loss from Operations of $32.8 Million; First Quarter 2022 Non-GAAP Adjusted EBITDA Loss of $14.0 Million
•	Positive Payer Coverage Progress from UnitedHealthcare and Noridian for High-Frequency 10 kHz Therapy for Treatment of PDN
•

Provides Second Quarter 2022 Revenue Guidance of $103 Million to $106 Million; Reiterates Full-Year 2022 Revenue Guidance of $415 Million to $430 Million, Which Now Includes Increased Guidance for the Full-Year PDN Contribution of Approximately $27 Million to $32 Million

•	Provides Second Quarter 2022 Non-GAAP Adjusted EBITDA Guidance of a Loss of $7 Million to $9 Million; Reiterates Full-Year 2022 Non-GAAP Adjusted EBITDA Guidance of a Loss of $8 Million to $18 Million

First Quarter 2022 Financial Overview

Worldwide revenue for the first quarter of 2022 was $87.8 million, a decrease of 1% as reported and flat on a constant currency basis, compared to $88.6 million in the prior year period, and an increase of 7% as reported and on a constant currency basis, compared to $82.1 million in the first quarter of 2019.  PDN represented 7% of worldwide permanent implant procedures, which resulted in approximately $6.0 million in revenue in the first quarter of 2022.

U.S. revenue in the first quarter of 2022 was $73.2 million, a decrease of 2% compared to $74.7 million in the prior year period and an increase of 11% compared to $65.8 million in the first quarter of 2019. First quarter of 2022 total U.S. permanent implant procedures increased 2% compared to prior year and 14% compared to the first quarter of 2019, while U.S. trial procedures increased 10% compared to prior year and 13% compared to the first quarter of 2019.  Trial and permanent implant volumes were impacted by COVID related issues and facility closures in the first half of the quarter and then improved over the remainder of the quarter.  First quarter U.S. PDN trial procedures represented approximately 11% of total U.S. trial volume and grew approximately 47% over the fourth quarter of 2021.

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International revenue in the first quarter of 2022 was $14.6 million, an increase of 5% as reported or 12% constant currency, compared to $13.9 million in the prior year period, and a decrease of 10% as reported or 11% constant currency, compared to $16.3 million in the first quarter of 2019. International revenue continued to be impacted by COVID-related issues as well, including both patient behavior regarding elective procedures and healthcare facility restrictions, though these factors improved over the course of the quarter.

“Following a significant impact on our business in January from the Omicron variant, we made encouraging progress in our core SCS business throughout the remainder of the first quarter as evidenced by the steady improvement in trial activity that improved as the quarter progressed, as well as the ongoing improvement in permanent implant volumes,” said D. Keith Grossman, Chairman, CEO and President of Nevro.  “Our PDN launch initiatives are continuing to drive awareness with referring physicians and patients, with trials growing throughout the quarter, and representing approximately 11% of our total US trial volume. We also believe that the recent positive payer coverage updates by UnitedHealthcare and Noridian to include PDN patients will significantly increase patient access to our 10 kHz Therapy.  In addition, our recent FDA approval for treating NSRBP patients further differentiates our high-frequency, paresthesia-free SCS technology and uniquely positions us to deliver relief to the many patients in need of our HFX solution to free them from the burden of chronic pain.  We are confident that we have laid a very strong foundation for attractive future growth, and that we are very well-positioned for a strong second half of 2022 and beyond as the impact and uncertainties of COVID on our market continue to subside.”

Gross profit for the first quarter of 2022 was $59.1 million, compared to $62.3 million in the prior year period and $53.2 million in the first quarter of 2019. Gross margin was 67.3% in the first quarter of 2022, compared to 70.3% in the prior year period and 64.8% in the first quarter of 2019.  “Our gross margin was impacted in the quarter primarily by Costa Rica manufacturing investments we are making ahead of FDA approval of our facility,” added Rod MacLeod, Chief Financial Officer.  “We are excited about Costa Rica coming online in the second half of the year and helping drive margin expansion going forward.”

Operating expenses for the first quarter of 2022 were $91.9 million, compared to $84.8 million in the prior year period and $95.5 million in the first quarter of 2019.  Litigation-related legal expenses were $3.7 million for the first quarter of 2022, compared to $5.9 million in the prior year period and $2.3 million in the first quarter of 2019.  Excluding all litigation-related and PDN expenses, operating expenses would be less than the first quarter of 2019 by $9.5 million, or 10%.

Net loss from operations for the first quarter of 2022 was $32.8 million, compared to a loss of $22.5 million in the prior year period and a loss of $42.3 million in the first quarter of 2019. Non-GAAP adjusted EBITDA for the first quarter of 2022 was a loss of $14.0 million, compared to a loss of $6.6 million in the prior year period and a loss of $28.7 million in the first quarter of 2019.  Non-GAAP adjusted EBITDA excludes interest, taxes, and non-cash items such as stock-based compensation and depreciation and amortization, as well as litigation-related expenses and certain litigation charges. Please see the financial table below for GAAP to Non-GAAP reconciliations.

Cash, cash equivalents and short-term investments totaled $323.6 million as of March 31, 2022, a decrease of $38.4 million from December 31, 2021.  This decrease was primarily driven by typically higher first quarter cash outflows, including annual incentive compensation payouts.

Second Quarter and Full-Year 2022 Outlook

Nevro continues to monitor and evaluate the impact the global response to the COVID pandemic has had, and will continue to have, on its operations and financial results.  This guidance is highly sensitive to the company’s assumptions regarding the pace and sustainability of COVID recovery and its related impacts on patient willingness to seek elective care, healthcare facility restrictions and healthcare facility staffing limitations, all of which are difficult to predict.  If these assumptions differ from the actual pace of COVID recovery and its impact on the company’s markets, then the company may need to change or withdraw this guidance in the future.

Nevro expects second quarter of 2022 worldwide revenue of approximately $103 million to $106 million.  If foreign currency exchange rates hold at current levels, we expect revenue in the second quarter will be adversely impacted by

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less than 1%.  In addition, this guidance range assumes that the COVID-related impact will continue to steadily decline in the quarter.

The company expects second quarter of 2022 non-GAAP adjusted EBITDA to be a loss of approximately $7 million to $9 million.  Non-GAAP adjusted EBITDA excludes certain litigation expenses, interest, taxes and non-cash items such as stock-based compensation and depreciation and amortization.  Please see financial tables for GAAP to non-GAAP reconciliations.

Nevro continues to expect full-year 2022 worldwide revenue of approximately $415 million to $430 million.  If foreign currency exchange rates hold at current levels, we expect revenue in the full-year will be adversely impacted by less than 1%.  In addition, this range implies full-year 2022 constant currency revenue growth of 8% to 12% over prior year.  This full-year 2022 guidance now includes approximately $27 million to $32 million of PDN revenue, an increase from previous guidance of $25 million to $30 million.  This guidance assumes the remainder of 2022 will see a steady recovery, which includes no significant business impact from new COVID variants or waves and near-term improvement in healthcare facility restrictions and steady improvement in healthcare facility staffing limitations throughout the year.  This guidance also assumes most of this annual year-over-year growth is driven by continued recovery in the second half of 2022, which implies year-over-year growth in the second half of the year of 15% to 22%.

The company continues to expect full-year 2022 non-GAAP adjusted EBITDA to be a loss of approximately $8 million to $18 million, which compares to a non-GAAP adjusted EBITDA loss of $17.2 million in 2021.  Non-GAAP adjusted EBITDA excludes certain litigation expenses, interest, taxes and non-cash items such as stock-based compensation and depreciation and amortization.  Please see financial tables for GAAP to Non-GAAP reconciliations.

An investor presentation for the company’s first quarter 2022 financial results is available in the “Investors” section of Nevro’s website at www.nevro.com.

Webcast and Conference Call Information

As previously announced, Nevro management will host a conference call starting at 1:30 pm PT / 4:30 pm ET today.  Investors interested in listening to the call may do so by dialing (888) 330-2443 in the U.S. or +1 (240) 789-2728 internationally, using Conference ID: 3583097.  A live webcast, as well as an archived recording, will also be available in the “Investors” section of Nevro’s website at: www.nevro.com.

Internet Posting of Information

Nevro routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.nevro.com.  The company encourages investors and potential investors to consult the Nevro website regularly for important information about Nevro.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on delivering comprehensive, life-changing solutions that continue to set the standard for enduring patient outcomes in chronic pain treatment. The company started with a simple mission to help more patients suffering from debilitating pain and developed its proprietary 10 kHz Therapy, an evidence-based, non-pharmacologic innovation that has impacted the lives of more than 80,000 patients globally.

Nevro’s comprehensive HFX™ spinal cord stimulation (SCS) platform includes a Senza SCS system and support services for the treatment of chronic trunk and limb pain and painful diabetic neuropathy.  Senza®, Senza II®, and Senza Omnia™ are the only SCS systems that deliver Nevro's proprietary 10 kHz Therapy. Nevro’s unique support services provide every patient with an HFX Coach™ throughout their pain relief journey and every physician with HFX Cloud™ insights for enhanced patient and practice management.

Senza, Senza II, Senza Omnia, HFX, HXF Coach, HFX Cloud, HFX Connect, Nevro and the Nevro logo are trademarks of Nevro Corp.

To learn more about Nevro, connect with us on LinkedIn, Twitter, Facebook and Instagram.

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Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements reflecting the company's current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including: our second quarter and full-year 2022 financial guidance, including our expectations for PDN revenue in 2022; our belief that the recent positive payer coverage updates by UnitedHealthcare and Noridian to include PDN patients will significantly increase patient access to our 10 kHz Therapy; our belief that our recent FDA approval for treating NSRBP patients further differentiates our high-frequency, paresthesia-free SCS technology and uniquely positions us to deliver relief to the many patients in need of our HFX solution to free them from the burden of chronic pain; and our belief that we have laid a very strong foundation for attractive future growth, and that we are very well-positioned for a strong second half of 2022 and beyond as the impact and uncertainties of COVID on our market continue to subside.  These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth and the costs and expenses of operating our business; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims.  These factors, together with those that are described in greater detail in our Annual Report on Form 10-K filed on February 23, 2022, as well as any reports that we may file with the Securities and Exchange Commission in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements.  We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.  Nevro's operating results for the first quarter ended March 31, 2022 are not necessarily indicative of our operating results for any future periods.

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Nevro Corp.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2022	2021
	(unaudited)
Revenue	$87,842	$88,610
Cost of revenue	28,750	26,316
Gross profit	59,092	62,294
Operating expenses:
Research and development	12,536	11,534
Sales, general and administrative	79,325	73,272
Total operating expenses	91,861	84,806
Loss from operations	(32,769)	(22,512)
Other income (expense):
Interest income (expense), net	(1,460)	(6,250)
Other income (expense), net	85	(457)
Loss before income taxes	(34,144)	(29,219)
Provision for income taxes	181	342
Net loss	(34,325)	(29,561)
Changes in foreign currency translation adjustment	(192)	(312)
Changes in unrealized gains (losses) on short-term investments	(1,021)	(147)
Net change in other comprehensive loss	(1,213)	(459)
Comprehensive Loss	$(35,538)	$(30,020)
Net loss per share, basic and diluted	$(0.98)	$(0.85)
Weighted average shares used to compute net loss per share, basic and diluted	35,073,862	34,633,749

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Nevro Corp.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$49,471	$34,710
Short-term investments	274,171	327,317
Accounts receivable, net	63,054	70,475
Inventories, net	90,588	93,517
Prepaid expenses and other current assets	13,095	5,185
Total current assets	490,379	531,204
Property and equipment, net	20,837	20,664
Operating lease assets	16,569	17,577
Other assets	4,488	4,493
Restricted cash	606	606
Total assets	$532,879	$574,544
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$27,135	$31,999
Accrued liabilities and other	43,189	50,204
Total current liabilities	70,324	82,203
Long-term debt	185,953	151,310
Long-term operating lease liabilities	14,185	15,402
Other long-term liabilities	22,031	22,013
Total liabilities	292,493	270,928
Stockholders’ equity
Common stock, $0.001 par value, 290,000,000 shares authorized; 35,876,367 and 35,709,570 shares issued at March 31, 2022 and December 31, 2021, respectively; 35,193,451 and 35,026,654 shares outstanding at March 31, 2022 and December 31, 2021, respectively	35	35
Additional paid-in capital	886,451	928,138
Accumulated other comprehensive loss	(1,577)	(364)
Accumulated deficit	(644,523)	(624,193)
Total stockholders’ equity	240,386	303,616
Total liabilities and stockholders’ equity	$532,879	$574,544

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Nevro Corp.

GAAP to Non-GAAP Adjusted EBITDA Reconciliation

(unaudited)

(in thousands)

The following table presents a reconciliation of GAAP net loss, as prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), to Adjusted EBITDA, a non-GAAP financial measure.

Reconciliation of actual results:

	Three Months Ended
	March 31,
	2022	2021	2019
	(unaudited)
GAAP Net loss	$(34,325)	$(29,561)	$(44,076)
Non-GAAP Adjustments:
Interest (income) expense, net	1,460	6,250	1,139
Provision for income taxes	181	342	340
Depreciation and amortization	1,536	1,142	1,126
Stock-based compensation expense	13,408	9,237	10,402
Litigation related expenses	3,676	5,942	2,347
Adjusted EBITDA	$(14,064)	$(6,648)	$(28,722)

Reconciliation of guidance:

	Three Months Ended		Year Ended
	June 30, 2022		December 31, 2022
	(Low Case)	(High Case)	(Low Case)	(High Case)

GAAP Net loss	$(31,100)	$(29,100)	$(107,200)	$(97,200)
Non-GAAP Adjustments	22,100	22,100	89,200	89,200
Adjusted EBITDA	$(9,000)	$(7,000)	$(18,000)	$(8,000)

Management uses certain non-GAAP financial measures, most specifically Adjusted EBITDA, as a supplement to GAAP financial measures to further evaluate the company’s operating performance period over period, analyze the underlying business trends, assess performance relative to competitors and establish operational objectives.

Management believes it is important to provide investors with the same non-GAAP metrics it uses to evaluate the performance and underlying trends of the company’s business operations to facilitate comparisons to its historical operating results and evaluate the effectiveness of its operating strategies. Disclosure of these non-GAAP financial measures also facilitates comparisons of the company’s underlying operating performance with other companies in the industry that also supplement their GAAP results with non-GAAP financial measures.

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income.  In calculating non-GAAP Adjusted EBITDA, the company further adjusts for the following items:

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Stock-based compensation expense – The company excludes non-cash costs related to the company’s stock-based plans, which include stock options, restricted stock units and performance-based restricted stock units as these expenses do not require cash settlement from the company.

•

Litigation related expenses – The company excludes legal and professional fees associated with certain legal matters, which management considers not related to the underlying operating performance of the business.

Full-year guidance excludes the impact of foreign currency fluctuations.

The non-GAAP financial measure should not be considered in isolation from, or as a replacement for, the most directly comparable GAAP financial measures, as it is not prepared in accordance with U.S. GAAP.

Amounts may not add due to rounding.

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